UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2024

TEXAS CAPITAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34657	75-2679109
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.
(Address of principal executive offices)
75201
(Zip Code)
Registrant’s telephone number, including area code: (214) 932-6600
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TCBI	Nasdaq Stock Market
5.75% Non-Cumulative Perpetual Preferred Stock Series B, par value $0.01 per share	TCBIO	Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
CEO Employment Agreement
On July 29, 2024, Texas Capital Bancshares, Inc. (the “Company”) entered into an amended and restated executive employment agreement with Robert C. Holmes, President and Chief Executive Officer of the Company (the “CEO Employment Agreement”).
The firm’s Board of Directors, in a vote of confidence in Rob C. Holmes’ leadership ability to continue to effectively lead the firm through the next important phase of its historic multi-year transformation, unanimously agreed to amend his employment agreement. Mr. Holmes’ strategic vision and decisive actions have not only steered the firm to excel through the recent macroenvironment, but also positioned the firm for future value creation and sustainable growth. This decision was made to accurately reflect the value that the firm’s leadership has delivered, and continues to deliver, on the long-term value to shareholders, clients and employees.
The CEO Employment Agreement has a four-year initial term and thereafter automatically renews for successive one-year terms, unless notice of non-renewal is given by either party in accordance with the agreement. The CEO Employment Agreement provides that Mr. Holmes’s compensation will include an annual base salary of $1,100,000, an annual target cash incentive opportunity of not less than 200% for the remainder of the 2024 calendar year and not less than 180% beginning in 2025, and, beginning in 2025, an annual target long-term incentive award opportunity equal to 400% of base salary (in the form of 50% time-based restricted stock units and 50% performance-based stock units). Annual long-term incentive awards will be subject to continued vesting in the event that Mr. Holmes retires, and accelerated vesting in the event of termination without “cause” or resignation for “good reason”, as such terms are defined in the CEO Employment Agreement, or termination due to death or disability. In addition, the CEO Employment Agreement provides that Mr. Holmes will be granted a one-time award in the form of restricted stock units with a grant date value of $4,045,489, the terms of which are described below. Mr. Holmes will also receive a $150,000 annual allowance for personal use of the Company’s jet card and fractional jet interests at the Company’s corporate rate, and a $25,000 annual perquisite allowance.
The CEO Employment Agreement also includes terms relating to benefits upon termination of employment, which are generally consistent with Mr. Holmes’s original employment agreement. In the event Mr. Holmes’s employment is terminated during the term of the CEO Employment Agreement by the Company without cause (including if the Company elects not to renew the term) or for good reason, Mr. Holmes will be entitled to receive severance in the amount of two times the sum of his base salary and target annual bonus opportunity, a pro-rated annual incentive award for the year of termination and 24 months of benefit continuation, subject to his execution of a release of claims. If such a qualifying termination occurs from 90 days prior to a change in control of the Company to the second anniversary thereof, the severance entitlement is three times the sum of his base salary and target annual bonus opportunity, a pro-rated annual incentive award for the year of termination and 36 months of benefit continuation and his outstanding equity awards will become immediately vested. Following the termination of his employment for any reason, Mr. Holmes and his spouse will also be entitled to a lifetime medical benefit, with Mr. Holmes or his spouse, as applicable, paying the full amount of the employee portion of the premium.
Mr. Holmes is also subject to noncompetition and nonsolicitation covenants for the one-year period following termination of his employment for any reason. The CEO Employment Agreement does not contain any right to tax gross-ups or similar payments in connection with Section 280G of the Internal Revenue Code.
The foregoing description of the CEO Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CEO Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2024.

Retention Stock Awards
On July 29, 2024, the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of the Company approved special equity awards consisting of restricted stock units (“RSUs”) for the named executive officers listed below.
This award is in recognition of outstanding leadership and the Board of Directors’ confidence to direct Texas Capital through the transformation and beyond.
The RSUs cliff vest on the third anniversary of the date of grant, provided that the executive officer remains employed with the Company on such date, subject to certain exceptions. The RSUs were granted under, and pursuant to the terms and conditions of, the Texas Capital Bancshares, Inc. 2022 Long-Term Incentive Plan and the award agreements previously approved by the Committee. The RSUs for the named executive officers are as follows:

	Grant Value	# of RSUs
Rob C. Holmes	$4,045,489	61,491
J. Matthew Scurlock	$1,000,000	15,200
John W. Cummings	$350,000	5,320
Anna M. Alvarado	$375,000	5,700

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 31, 2024	TEXAS CAPITAL BANCSHARES, INC.
		By:	/s/ J. Matthew Scurlock
J. Matthew Scurlock Chief Financial Officer